EXHIBIT 1
                                 PROXY AGREEMENT

         AGREEMENT, dated December 16, 1995, between HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), and RAYMOND J. DUNN, III, a resident of the State of Massachusetts (the "Stockholder").

         WHEREAS, as of the date hereof, the Stockholder owns shares of Common Stock, par value $.01 per share (the "Advantage Health Common Stock"), of Advantage Health Corporation, a Delaware corporation ("Advantage Health") (819,000 of such shares being referred to herein as the "Shares");

         WHEREAS, HEALTHSOUTH, a subsidiary of HEALTHSOUTH (the "HEALTH- SOUTH Subsidiary") and Advantage Health propose to enter into a Plan and Agreement of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Plan of Merger"), which provides, upon the terms and subject to the conditions thereof, for the merger of Advantage Health with and into HEALTHSOUTH by merging the HEALTHSOUTH Subsidiary into Advantage Health (the "Merger"); and

         WHEREAS, as a condition of the willingness of HEALTHSOUTH to enter into the Plan of Merger, HEALTHSOUTH has requested that the Stockholder agree, and, in order to induce HEALTHSOUTH to enter into the Plan of Merger, the Stockholder has agreed, to grant HEALTHSOUTH his proxy to vote the Shares;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Plan of Merger, the parties hereto agree as follows:

Section 1. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to HEALTHSOUTH as follows:

         1.1 Authority, etc. The Stockholder has full power and authority to execute and deliver this Proxy Agreement and to consummate the transactions contemplated hereby and by the Plan of Merger. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming its due authorization, execution and delivery by HEALTHSOUTH, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         1.2 Title to Shares. The Stockholder is the record owner of the Shares, free and clear of any proxy or voting restriction other than pursuant to this Proxy Agreement.


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Section 2.    Transfer and Voting of Shares.

         2.1. Transfer or Conversion of Shares. During the Proxy Term (as defined below), and except as otherwise provided herein, or in or permitted by the Plan of Merger, the Stockholder shall not (a) sell, pledge or otherwise dispose of any of the Shares, (b) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy with respect thereto other than pursuant to this Proxy Agreement, or
(c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Advantage Health Common Stock.

         2.2. Voting of Shares; Further Assurances. (a) The Stockholder, by this Agreement, does hereby constitute and appoint HEALTHSOUTH, or any nominee of HEALTHSOUTH, with full power of substitution, during and for the Proxy Term, as his true and lawful attorney and proxy, for and in his name, place and stead, to vote each of the Shares as his proxy, at every annual, special or adjourned meeting of the stockholders of Advantage Health (including the right to sign his name (as a stockholder) to any consent, certificate or other document relating to Advantage Health that the law of the State of Delaware may permit or require)
(i) in favor of the adoption of the Plan of Merger and approval of the Plan of Merger and the other transactions contemplated by the Plan of Merger, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Advantage Health and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Advantage Health under the Plan of Merger or which could result in any of the conditions to Advantage Health's obligations under the Plan of Merger not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Plan of Merger.

         (b) For the purposes of this Agreement, "Proxy Term" shall mean the period from the execution of this Agreement until the termination of the Plan of Merger, and following termination of the Plan of Merger, during such time as a Third Party Acquisition Event (as defined in the Plan of Merger) exists with respect to Advantage Health; provided that in no event shall the Proxy Term extend beyond the close of business one year following the termination of the Plan of Merger.

         (c) The Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in HEALTHSOUTH the power to carry out the provisions of this Proxy Agreement.

Section 3.    General Provisions.

         3.1 Severability. If any term or other provision of this Proxy Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other

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provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Proxy Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         3.2. Entire Agreement. This Proxy Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or either of them, with respect to the subject matter hereof.

         3.3. Assignment. This Proxy Agreement shall not be assigned by operation of law or otherwise.

         3.4. Parties in Interest. This Proxy Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Proxy Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy Agreement.

         3.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Proxy Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         3.6. Governing Law. This Proxy Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state.

         3.7. Counterparts. This Proxy Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Proxy Agreement as of the date first written above.



                                              ----------------------------------
                                                      Raymond J. Dunn, III



                                              HEALTHSOUTH Corporation


                                              By:
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                                              Its
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